Exhibit 12.1
Central Pacific Financial Corp. & Subsidiaries
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	For the Year Ended December 31,
	2015	2014	2013	2012	2011
	(Dollars in thousands)
Ratio 1 - including deposit interest
Earnings:
Pre-tax income (loss) from continuing operations	$72,956	$60,842	$59,828	$47,421	$36,571
Fixed charges	6,533	6,421	7,201	8,802	18,757
Total	$79,489	$67,263	$67,029	$56,223	$55,328

Fixed charges:
Interest on deposits	$3,627	$3,727	$4,044	$5,033	$9,610
Interest on other short-term borrowings	254	92	6	—	204
Interest on long-term debt	2,626	2,572	3,119	3,701	8,815
Interest on preferred stock dividends	—	—	—	—	69
Portion of rents representative of the interest factor of rental expense	26	30	32	68	59
Total fixed charges	$6,533	$6,421	$7,201	$8,802	$18,757

Preferred stock dividend requirements	—	—	—	—	1,502

Fixed charges and preferred stock dividends	$6,533	$6,421	$7,201	$8,802	$20,259

Ratio of earnings to fixed charges	12.2	10.5	9.3	6.4	2.9
Coverage deficiency	$—	$—	$—	$—	$—

Ratio of earnings to fixed charges and preferred stock dividends	12.2	10.5	9.3	6.4	2.7
Coverage deficiency	$—	$—	$—	$—	$—

Ratio 2 - excluding deposit interest
Earnings:
Pre-tax income (loss) from continuing operations	$72,956	$60,842	$59,828	$47,421	$36,571
Fixed charges	2,906	2,694	3,157	3,769	9,147
Total	$75,862	$63,536	$62,985	$51,190	$45,718

Fixed charges:
Interest on other short-term borrowings	$254	$92	$6	$—	$204
Interest on long-term debt	2,626	2,572	3,119	3,701	8,815
Interest on preferred stock dividends	—	—	—	—	69
Portion of rents representative of the interest factor of rental expense	26	30	32	68	59
Total fixed charges	$2,906	$2,694	$3,157	$3,769	$9,147

Preferred stock dividend requirements	—	—	—	—	1,502

Fixed charges and preferred stock dividends	$2,906	$2,694	$3,157	$3,769	$10,649

Ratio of earnings to fixed charges	26.1	23.6	20.0	13.6	5.0
Coverage deficiency	$—	$—	$—	$—	$—

Ratio of earnings to fixed charges and preferred stock dividends	26.1	23.6	20.0	13.6	4.3
Coverage deficiency	$—	$—	$—	$—	$—